Exhibit 99.2

Dollarama Group L.P. and Dollarama Group Holdings L.P. Announce

Financial Results for First Quarter of Fiscal Year 2010

Dollarama Group L.P. Highlights for the First Quarter

•	Sales Increased 15.5% Over Prior Year Period
•	Comparable Store Sales Rose by 7.5%
•	Adjusted EBITDA Increased 23.5%
•	Net Earnings Grew 88.0%

MONTREAL, (June 12, 2009) – Dollarama Group L.P. and Dollarama Group Holdings L.P. today announced financial results for the first quarter of fiscal year 2010, which ended May 3, 2009. The results of operations of Dollarama Group Holdings L.P. are almost identical to those of Dollarama Group L.P., with the main exception being interest expense and foreign exchange gain or loss associated with Dollarama Group Holdings L.P.’s outstanding balance of senior floating rate deferred interest notes. Note: All dollar amounts in this press release are in Canadian dollars unless otherwise indicated.

For the 13-week period ended May 3, 2009, Dollarama Group L.P. recorded sales of $273.4 million, a 15.5% increase from $236.8 million the prior year. Comparable store sales rose 7.5% over the same quarter last year, lifted in part by 4.0% increase in average transaction size, as well as a 3.5% increase in store traffic. The remaining sales growth, or $22.4 million, was driven primarily by the incremental full period impact of the 10 stores opened during the quarter ending May 4, 2008 and the opening of 50 new stores in the last four quarters ending May 3, 2009. This performance was also fueled in part by the introduction of the new selection of items at higher price points ranging from $1.25 to $2.00.

Gross margin for the period was 34.1% compared to 32.4% for the same period last year. While overall costs were generally higher, they were offset by a gain in foreign exchange currency contracts.

Adjusted EBITDA (as defined in the attached tables) was $36.5 million for the 13-week period ended May 3, 2009, up 23.5% versus the prior year.

Dollarama Group L.P.’s net earnings increased 88.0% to $18.1 million in the first quarter of fiscal 2010, up from $9.6 million in the first quarter of fiscal 2009.

Dollarama Group L.P ended the first quarter with $66.7 million in cash compared with $32.2 million for the same period last year, largely due to the company’s increased profitability and continued efforts to improve working capital management.

“We are pleased to report strong financial and operating results despite the difficult retail market environment. We recorded solid growth in revenue and earnings, comparable store sales, average ticket price as well as in-store traffic,” said Larry Rossy, Chief Executive Officer of Dollarama. “While our financial results were strong, the highlight of the quarter was the roll-out of the new product selection, which contributed measurably to our performance. Our organization was well prepared, and our employees and management executed the product introduction in a smooth, organized and efficient way. As we will continue to introduce new products with a great value to our customers, we expect them to continue to have a favorable impact on performance as these value-added items become a permanent and attractive feature within all our stores.”

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ABOUT DOLLARAMA

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the company operates more than 575 stores in 10 provinces, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Partnership claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Dollarama Group L.P.		Dollarama Group Holdings L.P.
(dollars in thousands)	13-Week Period Ended May 3, 2009	13-Week Period Ended May 4, 2008	13-Week Period Ended May 3, 2009	13-Week Period Ended May 4, 2008
Statement of Operations Data:
Sales	$273,409	$236,815	$273,409	$236,815
Cost of sales	180,179	160,205	180,179	160,205

Gross profit	93,230	76,610	93,230	76,610
Expenses:
General administrative and store operating expenses	58,375	48,529	58,375	48,529
Amortization(1)	6,041	4,773	6,041	4,773

Total expenses	64,416	53,302	64,416	53,302

Operating income	28,814	23,308	28,814	23,308
Interest expense(6)	9,726	9,863	15,424	15,358
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	955	3,768	(7,505)	8,454

Earnings (loss) before income taxes	18,133	9,677	20,895	(504)
Provision for current income taxes	22	45	22	45

Net earnings (loss) for the period	$18,111	$9,632	$20,873	$(549)

Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$19,436	$28,822	$19,436	$29,030
Investing activities	(8,108)	(9,091)	(8,108)	(9,091)
Financing activities	(10,722)	(13,702)	(10,718)	(13,909)

Other Financial Data:
Adjusted EBITDA(2)	$36,499	$29,547	$36,499	$29,547
Capital expenditures	8,108	9,153	8,108	9,153
Rent expenses(3)	18,823	16,635	18,823	16,635
Gross margin(4)	34.1%	32.4%	34.1%	32.4%
Number of stores (at end of period)	577	530	577	530
Comparable store sales growth(5)	7.5%	(0.0%)	7.5%	(0.0%)

	Dollarama Group L.P.		Dollarama Group Holdings L.P.
(dollars in thousands)	As of May 3, 2009	As of May 4, 2008	As of May 3, 2009	As of May 4, 2008
Balance Sheet Data:
Cash and cash equivalents	66,729	32,229	66,751	32,244
Merchandise inventories	252,514	186,231	252,514	186,231
Property and equipment	131,861	115,860	131,861	115,860
Total assets	1,340,540	1,203,876	1,340,610	1,203,914
Long-term debt (excluding current portion and net of financing costs)	544,931	474,062	781,403	657,092
Fair value of foreign currency and interest rate swaps	(9,408)	84,736	(9,408)	84,736

Long-term debt net of fair value of swaps	535,523	558,798	771,995	741,828

Partners’ capital	667,890	531,111	422,565	338,942

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable and unfavourable lease rights.
(2)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indenture governing the 8.875% senior subordinated notes. While an event of default under the senior secured credit facility or the indenture is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this summary consolidated financial data section is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this summary consolidated financial data section is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA is included below

	Dollarama Group L.P.		Dollarama Group Holdings L.P.
(dollars in thousands)	13-Week Period Ended May 3, 2009	13-Week Period Ended May 4, 2008	13-Week Period Ended May 3, 2009	13-Week Period Ended May 4, 2008
Net earnings (loss)	$18,111	$9,632	$20,873	$(549)
Income taxes	22	45	22	45
Interest expense(6)	9,726	9,863	15,424	15,358
Amortization of fixed tangible and intangible assets	6,041	4,773	6,041	4,773

EBITDA	33,900	24,313	42,360	19,627
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	955	3,768	(7,505)	8,454
Management fees(a)	810	795	810	795
Deferred lease inducements(b)	473	449	473	449
Stock-based compensation expense(c)	361	222	361	222

Adjusted EBITDA	$36,499	$29,547	$36,499	$29,547

(a)	Reflects the management fees incurred and paid or payable to the company’s majority owners.
(b)	Represents the elimination of non-cash straight-line rent expense.
(c)	Represents the elimination of non-cash stock-based compensation expense.

(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of amortization of inducements received from landlords.
(4)	Gross margin represents gross profit as a percentage of sales.
(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete fiscal months relative to the same period in the prior year. We include sales from relocated stores and expanded stores in comparable store sales.
(6)	Interest expense amount includes amortization of financing costs.